Exhibit 10.4.23
Private & Confidential
Personal to Addressee Only
7 May 2009
Robert Salvoni
Dear Robert,
Offer of Appointment:      Managing Director, Europe
Following your recent interviews, I have pleasure in offering you a full time, permanent position with Harris Interactive UK Ltd (the “Company”) as, Managing Director, Europe.
1.	Place of Work You will be based at our Brentford office, although you may be required to work at / or relocate to such other place of work as may be directed by the Company from time to time.

2.	Date of Commencement You will take up the position on 15 May 2009.

Due to Government legislation, the Company requires that you submit one of the following original documents: P45, or Government documentation that details your National Insurance number. In addition to check your eligibility to work in the UK you must provide us with your original passport together with any permits or other documents showing your entitlement to work in the UK. These documents must be produced to the undersigned on your first day of joining. You will be unable to commence employment until we have seen the original documentation, taken copies where appropriate and the Company is satisfied that you have a right to work in the UK.

Additionally, the Company requires you to bring your original academic and professional qualifications along with you on your first day. A copy will be retained on your HR personnel file.

3.	Remuneration
Your salary will be £160,000 (gross) per annum, effective from your start date. Salaries are payable monthly in arrears at the rate of one twelfth per calendar month and are subject to statutory and authorised/voluntary deductions, net salaries being paid by credit transfer to your nominated bank account on the last working day of each month.

Your salary will be reviewed in October 2009 and thereafter in October of each year.

4.	Car Allowance
You are eligible for a Company car allowance to the value of £10,000 gross per annum, payable on a monthly basis. Company car allowances are provided at the Company’s discretion and you do not have a contractual entitlement to a Company car allowance.

Valid business mileage is claimable at standard Company rates in accordance with the Company’s expense policy, as amended from time to time.

5.	Bonus
You will be eligible for a bonus of up to 40% of your base salary per annum, in line with the company’s fiscal years, dependent on your performance and divisional and company performance. In your first year 50% of this bonus is guaranteed.

6.	Stock Options
You will have the option to purchase 65,000 shares of Harris Interactive Inc. common stock under the terms and conditions more fully described in the enclosed sample stock option agreement. The option price will be the fair market price of our stock on the grant date. The company’s regular quarterly grants are made at the close of trading on the later of (i) the 15th day of the second month of the fiscal quarter and (ii) one week after the Company’s quarterly earnings release. If the day falls on a non business day, the fair market price will be the next business day.

7.	Holiday Entitlement
The Company’s holiday year runs from 1st January to 31st December. Holiday entitlement accrues on a pro rata basis and therefore you will receive a holiday entitlement of 15.5 days for 2009.

8.	Hours of Work You will be expected to work Monday to Friday, 09:00 am to 5:30 pm, totalling 37.5 hours per week with one hour’s unpaid lunch break each day.

9.	Probation Period
There is a probationary period of 12 weeks from your start date, during which your employment may be terminated by one week’s notice by either party and which at the Company’s discretion may be extended for a further period if, in the Company’s opinion, it is deemed appropriate.

10.	Confidentiality The Company expects you to keep confidential all knowledge and information gained during your employment, and to continue to observe this obligation should you leave the Company.

11.	Notice
Following successful completion of your probationary period, your employment may be terminated by the Company giving you 6 months written notice or by you giving 6 months written notice to the Company.

12.	Policies
You should note that the Company operates a non-smoking policy on its premises with which you will be required to comply. You will also be required to comply with all other policies of the Company as introduced or amended from time to time.

13.	Legal Review
The company will cover the cost of you having the employment contract reviewed by your legal representative. The company will settle such invoices directly, and up to a maximum of £500 in total.

14.	Conditional offer
Please note that the offer contained in this letter is conditional upon the Company being satisfied that you are free to take up this employment and are free from any restrictive covenants or other restrictions which could prevent you from carrying out your duties for the Company. This offer remains open for a period of 10 working days from the above date.
Contract of Employment
By way of acceptance of this offer, please sign the enclosed copies of your contract of employment and offer letter and return one copy to the Human Resources Department.
If you wish to discuss any aspect of this offer, please do not hesitate to contact the Human Resources department on 020 8263 5386.
Please find enclosed our Employee Handbook for your review. This does not form part of your terms and conditions of employment, however, you will be expected to adhere to the policies, procedures and guidelines contained in it.
We are delighted to be able to extend this offer to you. We believe that the Company and our parent company, Harris Interactive Inc, can offer you a challenging and very rewarding career. We have an excellent portfolio of products, an extremely professional group of researchers and technical staff which together with the Internet panel development across Europe provide tremendous opportunities both in the short and long term.
We look forward to working with you, and the contribution you can make to the growth and success at Harris Interactive.
Yours sincerely

/s/ Craig Fines-Allin
Craig Fines-Allin
HR Director For and on behalf of Harris Interactive UK Ltd

THE EMPLOYEE
/s/ Robert Salvoni
Robert Salvoni
Employee’s signature

Date 9 May 2009
Enclosed: Contract of Employment x2